Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces Second Quarter 2019 Results (Unaudited) and a Quarterly Cash Dividend of $0.22 Per Share

Second Quarter 2019 Summary

•	Net income of $38.5 million, or $0.62 per diluted share

•	Return on average assets of 1.33%, return on average equity of 7.71%, and return on average tangible common equity of 15.16%

•	Repurchased 2.2 million shares of our common stock representing 3.5% of shares outstanding

•	Returned $79.8 million of capital to shareholders through share repurchases and dividends

•	Total assets increased to $11.8 billion

•	10% annualized growth for non-maturity deposits, or $178.1 million, since March 31, 2019

•	Noninterest bearing deposits as a percent of total deposits of 39%

•	Nonperforming assets as a percent of total assets of 0.07%

Irvine, Calif., July 23, 2019 -- Pacific Premier Bancorp, Inc. (NASDAQ: PPBI) (the “Company”), the holding company of Pacific Premier Bank (the “Bank”), reported net income for the second quarter of 2019 of $38.5 million, or $0.62 per diluted share, compared with net income of $38.7 million, or $0.62 per diluted share, for the first quarter of 2019 and net income of $27.3 million, or $0.58 per diluted share, for the second quarter of 2018.

For the three months ended June 30, 2019, the Company’s return on average assets (“ROAA”) was 1.33%, return on average equity (“ROAE”) was 7.71% and return on average tangible common equity (“ROATCE”) was 15.16%, compared to 1.34%, 7.78% and 15.45%, respectively, for the three months ended March 31, 2019 and 1.35%, 8.53% and 15.42%, respectively, for the three months ended June 30, 2018. Total assets as of June 30, 2019 were $11.8 billion compared with $11.6 billion at March 31, 2019 and $8.2 billion at June 30, 2018. A reconciliation of the non–U.S. GAAP measure of ROATCE to the U.S. GAAP measure of common stockholders' equity is set forth at the end of this press release.

Steven R. Gardner, Chairman, President and Chief Executive Officer of the Company, commented, “Our focus on core deposit growth, proactive capital management, disciplined cost controls and strong asset quality continues to produce a superior level of risk-adjusted profitability. In the second quarter of 2019, we generated a ROAA of 1.33% and a ROATCE of 15.16%. We are making good progress on our core deposit growth initiatives, which resulted in strong inflows in lower-cost, transaction accounts. Organic deposit growth of transaction and non-maturity accounts increased $178.1 million in the current quarter.

“Our high level of profitability and on-going risk management discipline is enabling us to return significant amounts of capital to shareholders. During the second quarter, we took the opportunity to further optimize our capital structure by issuing $125 million in subordinated debt and using a portion of the proceeds to repurchase nearly $66 million of our common stock. We believe that replacing higher cost common equity with lower cost subordinated debt allows us to reduce our overall cost of capital and creates additional value for our shareholders.

“The success we are having in generating lower-cost core deposits provides us the flexibility to prudently increase our loan growth while protecting our net interest margin. Given our improved funding mix and historically consistent ability to originate high-quality loans at attractive yields, we believe we are well-positioned to deliver revenue and earnings growth over the second half of 2019,” said Mr. Gardner.

FINANCIAL HIGHLIGHTS

	Three Months Ended
	June 30,	March 31,	June 30,
	2019	2019	2018
Financial Highlights	(dollars in thousands, except per share data)
Net income	$38,527	$38,718	$27,303
Diluted earnings per share	0.62	0.62	0.58
Return on average assets	1.33%	1.34%	1.35%
Return on average equity	7.71	7.78	8.53
Return on average tangible common equity (1)	15.16	15.45	15.42
Net interest margin	4.28	4.37	4.41
Core net interest margin	4.08	4.21	4.29
Cost of deposits	0.73	0.63	0.50
Efficiency ratio (2)	51.1	49.3	53.0
Total assets	$11,783,781	$11,580,495	$8,158,131
Total deposits	8,861,922	8,715,175	6,308,350
Core deposits as a percent of total deposits (3)	89%	88%	89%
Book value per share	$32.80	$31.97	$27.63
Tangible book value per share (1)	17.92	17.56	16.21
Total risk-based capital ratio	13.54%	12.58%	12.75%

(1) A reconciliation of the non-U.S. GAAP measures of average tangible common equity and tangible book value per share to the U.S. GAAP measures of common stockholders' equity and book value are set forth at the end of this press release.

(2) Represents the ratio of noninterest expense less other real estate owned operations, core deposit intangible amortization and merger-related expense to the sum of net interest income before provision for credit losses and total noninterest income, less gains/(loss) on sale of securities, other-than-temporary impairment recovery/(loss) on investment securities and gain/(loss) from other real estate owned.

(3) Core deposits are all transaction accounts and non-brokered certificates of deposit less than $250,000.

INCOME STATEMENT HIGHLIGHTS

Net Interest Income and Net Interest Margin

Net interest income totaled $110.6 million in the second quarter of 2019, a decrease of $765,000, or 0.7%, from the first quarter of 2019. The decrease in net interest income reflected our higher cost of funds and lower average loan balances as well as the issuance of $125.0 million of subordinated notes in May 2019, partially offset by the impact of one more day of interest and higher accretion income.

The net interest margin for the second quarter was 4.28%, compared with 4.37% in the prior quarter. The decrease was primarily driven by our higher cost of funds and lower average loan balances partially offset by higher accretion income of $5.0 million compared to $3.8 million in the prior quarter. Our core net interest margin, which excludes the impact of accretion, decreased 13 basis points to 4.08%, compared to 4.21% in the prior quarter. The core net interest margin was negatively impacted by 4 basis points due to the issuance of the previously mentioned $125.0 million of subordinated notes at an annual coupon of 4.875% during the second quarter of 2019. The remaining 9 basis-point decrease was primarily attributable to a higher cost of funds and lower average loan balances.

We anticipate our core net interest margin will be in the range of 4.00% to 4.10% in the third quarter of 2019.

Net interest income for the second quarter of 2019 increased $29.5 million, or 36.3%, compared to the second quarter of 2018. The increase was primarily related to an increase in average interest-earning assets of $2.98 billion, which resulted primarily from our acquisition of Grandpoint Capital, Inc. (“Grandpoint”) in the third quarter of 2018, as well as organic loan growth since the end of the second quarter of 2018.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES AND YIELD DATA

	Three Months Ended
	June 30, 2019			March 31, 2019			June 30, 2018
	Average Balance	Interest Income/Expense	Average Yield/ Cost	Average Balance	Interest Income/Expense	Average Yield/ Cost	Average Balance	Interest Income/Expense	Average Yield/ Cost
Assets	(dollars in thousands)
Cash and cash equivalents	$187,963	$435	0.93%	$173,613	$378	0.88%	$146,279	$277	0.76%
Investment securities	1,396,585	10,119	2.90	1,298,476	9,389	2.89	980,334	6,797	2.77
Loans receivable, net (1) (2)	8,779,440	121,860	5.57	8,867,159	121,476	5.56	6,253,987	85,625	5.49
Total interest-earning assets	$10,363,988	$132,414	5.12	$10,339,248	$131,243	5.15	$7,380,600	$92,699	5.04

Liabilities
Interest-bearing deposits	$5,345,388	$15,991	1.20	$5,073,723	$13,284	1.06	$3,888,553	$7,756	0.80
Borrowings	675,345	5,782	3.43	880,671	6,553	3.02	560,706	3,772	2.70
Total interest-bearing liabilities	$6,020,733	$21,773	1.45	$5,954,394	$19,837	1.35	$4,449,259	$11,528	1.04
Noninterest-bearing deposits	$3,426,508			$3,480,791			$2,310,714
Net interest income		$110,641			$111,406			$81,171
Net interest margin (3)			4.28			4.37			4.41
Cost of deposits			0.73			0.63			0.50
Cost of funds (4)			0.92			0.85			0.68

(1) Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees/costs and discounts/premiums.
(2) Interest income includes net discount accretion of $5.0 million, $3.8 million and $1.9 million, respectively.
(3) Represents annualized net interest income divided by average interest-earning assets.
(4) Represents annualized total interest expense divided by the sum of average total interest-bearing liabilities and noninterest-bearing deposits.

Provision for Credit Losses

A provision for credit losses of $334,000 was recorded for the second quarter of 2019, compared with a provision for credit losses of $1.5 million for the first quarter of 2019 and $1.8 million for the second quarter of 2018. The decrease in provision for credit losses was primarily driven by lower loan balances, continued strength in asset quality, and a reduction in the reserve for unfunded commitments.

The reduction of provision for unfunded commitments was attributable to lower loan commitments and loss rates as of June 30, 2019.

	Three Months Ended
	June 30,	March 31,	June 30,
	2019	2019	2018
Provision for Credit Losses	(dollars in thousands)
Provision for loans and leases losses	$742	$2,012	$1,353
Provision for unfunded commitments	(408)	(486)	408
Total provision for credit losses	$334	$1,526	$1,761

Noninterest Income

Noninterest income for the second quarter of 2019 was $6.3 million, a decrease of $1.4 million, or 17.7%, from the first quarter of 2019. The decrease was primarily due to a $827,000 decrease in net gain from the sales of loans, a $459,000 decrease in other income and a $215,000 decrease in net gain from sales of investment securities. The decrease in other income was primarily due to a positive fair value adjustment of $238,000 in Community Reinvestment Act (“CRA”) related equity investments, compared to a $612,000 positive fair value adjustment in the prior quarter.

During the second quarter of 2019, the Bank sold $24.4 million of Small Business Administration (“SBA”) loans for a net gain of $2.2 million, compared with the sale of $25.5 million of SBA loans for a net gain of $1.7 million during the prior quarter. The current quarter also included the sale of $82.5 million of non-SBA loans for a net loss of $1.3 million.

We anticipate our noninterest income will range from $6.5 million to $7.5 million for the third quarter of 2019 based upon current SBA loan sale gain rates and normal, recurring business activities.

Noninterest income for the second quarter of 2019 decreased $1.8 million, or 22.4%, compared to the second quarter of 2018. The decrease was primarily related to a $2.9 million decrease in net gain from sales of loans and a $118,000 decrease in net gain from sales of investment securities, partially offset by a $384,000 increase in service charges on deposit accounts, a $234,000 increase in earnings on bank-owned life insurance (“BOLI”) as well as increases in loan servicing fees, other service fee income, debit card interchange fee income, and other income, whose increases amounted to $614,000 in the aggregate.

The decrease in net gain from sales of loans for the second quarter of 2019 compared to the same period last year was primarily due to higher SBA loans sales and the gain from sale of commercial real estate loans during the second quarter of 2018. The Bank sold $31.9 million of SBA loans and $20.4 million of commercial real estate loans for a net gain of $2.9 million and $927,000, respectively, during the second quarter of 2018.

	Three Months Ended
	June 30,	March 31,	June 30,
	2019	2019	2018
Noninterest Income	(dollars in thousands)
Loan servicing fees	$409	$398	$292
Service charges on deposit accounts	1,441	1,330	1,057
Other service fee income	363	356	169
Debit card interchange fee income	1,145	1,071	1,090
Earnings on BOLI	851	910	617
Net gain from sales of loans	902	1,729	3,843
Net gain from sales of investment securities	212	427	330
Other income	1,001	1,460	753
Total noninterest income	$6,324	$7,681	$8,151

 Noninterest Expense

Noninterest expense totaled $63.9 million for the second quarter of 2019, an increase of $359,000, or 0.6%, compared with the first quarter of 2019. The increase was driven by higher compensation and benefits expense of $33.8 million, compared to $33.4 million in the prior quarter, and to a lesser extent, higher legal, audit and professional expense of $3.5 million, $547,000 higher than the prior quarter. These increases were partially offset by a $650,000 decline in merger-related expense.

The Company anticipates that total operating expense will range from $64.5 million to $65.5 million for the third quarter of 2019.

Noninterest expense grew by $13.9 million, or 27.7%, compared to the second quarter of 2018. The increase was primarily related to the additional costs from operations, personnel and branches retained from the acquisition of Grandpoint, core deposit intangible (“CDI”) amortization expense, combined with our continued investment in personnel to support our organic growth in loans and deposits, partially offset by a reduction in merger-related expense.

	Three Months Ended
	June 30,	March 31,	June 30,
	2019	2019	2018
Noninterest Expense	(dollars in thousands)
Compensation and benefits	$33,847	$33,388	$29,274
Premises and occupancy	7,517	7,535	5,045
Data processing	3,036	2,930	2,747
Other real estate owned operations, net	62	3	2
FDIC insurance premiums	740	800	581
Legal, audit and professional expense	3,545	2,998	1,816
Marketing expense	1,425	1,497	1,352
Office, telecommunications and postage expense	1,311	1,210	1,115
Loan expense	1,005	873	594
Deposit expense	3,668	3,583	2,302
Merger-related expense	5	655	943
CDI amortization	4,281	4,436	1,996
Other expense	3,494	3,669	2,309
Total noninterest expense	$63,936	$63,577	$50,076

Income Tax

For the second quarter of 2019, our effective tax rate was 26.9%, compared with 28.3% for the first quarter of 2019 and 27.2% for the second quarter of 2018.

The Company expects our 2019 annual effective tax rate to be in the range of 27% to 28%.

BALANCE SHEET HIGHLIGHTS

Loans

Loans held for investment totaled $8.77 billion at June 30, 2019, a decrease of $93.9 million, or 1.1%, from March 31, 2019, and an increase of $2.49 billion, or 39.7%, from June 30, 2018. The decrease was driven by higher loan prepayments and payoffs, and lower line utilization in the second quarter of 2019, as well as higher loan sales of $106.9 million, which included $82.5 million of non-SBA loans and $24.4 million of SBA loans, compared with $25.5 million of SBA loans sold in the prior quarter. The increase compared to the second quarter of 2018 was impacted by both organic loan growth and by the acquisition of Grandpoint, the latter of which added $2.4 billion of loans before fair value adjustments in the third quarter of 2018.

During the second quarter of 2019, the Bank generated $568.2 million of new loan commitments and $394.8 million of new loan fundings, compared with $549.7 million in new loan commitments and $391.8 million in new loan fundings for the first quarter of 2019 and $530.4 million in new loan commitments and $352.5 million in new loan fundings for the second quarter of 2018.

At June 30, 2019, the ratio of loans held for investment to total deposits was 99.0%, compared with 101.7% and 99.5% at March 31, 2019 and June 30, 2018, respectively.

The following table presents the composition of the loan portfolio for the period indicated:

	June 30,	March 31,	June 30,
	2019	2019	2018
	(dollars in thousands)
Business loans:
Commercial and industrial	$1,300,083	$1,336,520	$1,102,586
Franchise	860,299	813,057	708,957
Commercial owner occupied	1,667,912	1,648,762	1,310,722
SBA	180,363	188,757	176,696
Agribusiness	126,857	134,603	136,962
Total business loans	4,135,514	4,121,699	3,435,923
Real estate loans:
Commercial non-owner occupied	2,121,312	2,124,250	1,219,747
Multi-family	1,520,135	1,511,942	805,494
One-to-four family	248,392	279,467	249,495
Construction	505,401	538,197	321,423
Farmland	169,724	167,345	136,548
Land	40,748	46,848	30,246
Total real estate loans	4,605,712	4,668,049	2,762,953
Consumer loans:
Consumer loans	40,680	85,302	81,973
Gross loans held for investment	8,781,906	8,875,050	6,280,849
Deferred loan origination costs/(fees) and premiums/(discounts), net	(9,968)	(9,195)	(3,263)
Loans held for investment	8,771,938	8,865,855	6,277,586
Allowance for loan losses	(35,026)	(37,856)	(31,747)
Loans held for investment, net	$8,736,912	$8,827,999	$6,245,839
Loans held for sale, at lower of cost or fair value	$8,529	$11,671	$13,879

The total end-of-period weighted average interest rate on loans, excluding fees and discounts, at June 30, 2019 was 5.11%, compared to 5.13% at March 31, 2019 and 5.12% at June 30, 2018.

The following table presents the composition of the organic loan commitments originated during the period indicated:

	June 30,	March 31,	June 30,
	2019	2019	2018
	(dollars in thousands)
Business loans:
Commercial and industrial	$149,766	$112,074	$130,833
Franchise	92,966	86,356	89,242
Commercial owner occupied	67,191	39,049	80,339
SBA	28,023	41,963	35,881
Agribusiness	9,859	13,388	11,945
Total business loans	347,805	292,830	348,240
Real estate loans:
Commercial non-owner occupied	101,956	114,809	59,721
Multi-family	35,061	30,991	31,101
One-to-four family	3,140	14,689	5,641
Construction	64,059	74,203	79,033
Farmland	13,044	17,250	5,250
Land	1,625	4,050	750
Total real estate loans	218,885	255,992	181,496
Consumer loans:
Consumer loans	1,551	840	690
Total loan commitments	$568,241	$549,662	$530,426

The weighted average interest rate on new loan production was 5.42% in the second quarter of 2019 compared with 5.67% in the first quarter of 2019 and 5.35% in the second quarter of 2018. During the second quarter of 2019, the Bank also purchased $51.7 million of multi-family loans at a weighted average interest rate of 4.48%.

Asset Quality and Allowance for Loan and Lease Losses

At June 30, 2019, our allowance for loan and lease losses was $35.0 million, a decrease of $2.8 million from March 31, 2019 and an increase of $3.3 million from June 30, 2018. The provision for loan losses for the second quarter of 2019 was $742,000. During second quarter of 2019, the Company incurred $3.6 million of net charge-offs and released $3.2 million of related specific reserves.

The ratio of allowance for loan losses to loans held for investment at June 30, 2019 amounted to 0.40%, compared to 0.43% and 0.51% at March 31, 2019 and June 30, 2018, respectively. Under the guidance of ASC 820: Fair Value Measurements and Disclosures, the fair value net discount on loans acquired through total bank acquisitions was $52.0 million, or 0.59% of total loans held for investment as of June 30, 2019, compared to $57.2 million, or 0.65% of total loans held for investment as of March 31, 2019 and $22.2 million, or 0.35% of total loans held for investment as of June 30, 2018.

Nonperforming assets totaled $7.7 million, or 0.07% of total assets, at June 30, 2019, a decrease of $5.4 million from March 31, 2019 and an increase of $1.2 million from June 30, 2018. During the second quarter of 2019, nonperforming loans decreased $5.2 million to $7.6 million and other real estate owned decreased $145,000 to $35,000. Total loan delinquencies were $13.5 million, or 0.15% of loans held for investment, at June 30, 2019, compared to $15.8 million, or 0.18% of loans held for investment, at March 31, 2019, and $7.4 million, or 0.12% of loans held for investment, at June 30, 2018.

The decrease in nonperforming assets during the second quarter of 2019 was primarily attributable to the sale of a $4.3 million commercial owner occupied nonperforming loan and the payoff of a $1.1 million nonperforming SBA loan.

	June 30,	March 31,	June 30,
	2019	2019	2018
Asset Quality	(dollars in thousands)
Nonperforming loans	$7,637	$12,858	$6,039
Other real estate owned	35	180	220
Other assets owned	—	13	183
Nonperforming assets	$7,672	$13,051	$6,442

Allowance for loan losses	$35,026	$37,856	$31,747
Allowance for loan losses as a percent of total nonperforming loans	459%	294%	526%
Nonperforming loans as a percent of loans held for investment	0.09	0.15	0.10
Nonperforming assets as a percent of total assets	0.07	0.11	0.08
Net loan charge-offs/(recoveries) for the quarter ended	$3,572	$228	$108
Net loan charge-offs for quarter to average total loans (1)	0.04%	—%	—%
Allowance for loan losses to loans held for investment (2)	0.40	0.43	0.51
Delinquent Loans
30 - 59 days	$3,416	$2,299	$3,583
60 - 89 days	801	1,982	1,290
90+ days	9,261	11,481	2,574
Total delinquency	$13,478	$15,762	$7,447
Delinquency as a percentage of loans held for investment	0.15%	0.18%	0.12%

(1) The ratios are less than 0.01% as of March 31, 2019 and December 31, 2018.
(2) At June 30, 2019, 44% of loans held for investment include a fair value net discount of $52.0 million, or 0.59% of loans held for investment. At March, 2019, 47% of loans held for investment include a fair value net discount of $57.2 million, or 0.65% of loans held for investment. At June, 30, 2018, 40% of loans held for investment include a fair value net discount of $22.2 million, or 0.35% of loans held for investment.

Investment Securities

Investments securities totaled $1.30 billion at June 30, 2019, an increase of $86.1 million, or 7.1%, from March 31, 2019, and $394.7 million, or 43.5%, from June 30, 2018. The increase in the second quarter of 2019 compared to the prior quarter was primarily the result of $147.9 million in purchases and a $24.4 million increase in mark-to-market fair value adjustment, partially offset by $57.0 million in sales and $29.2 million in principal payments, amortization and redemptions. The increase compared to the same period last year was primarily the result of $392.9 million of investment securities from the acquisition of Grandpoint.

Deposits

At June 30, 2019, deposits totaled $8.86 billion, an increase of $146.7 million, or 1.7%, from March 31, 2019 and $2.55 billion, or 40.5%, from June 30, 2018. At June 30, 2019, non-maturity deposits totaled $7.30 billion, or 82% of total deposits, an increase of $178.1 million, or 2.5%, from March 31, 2019 and an increase of $2.16 billion, or 42.1%, from June 30, 2018. During the second quarter of 2019, deposit increases included $133.6 million in money market/savings deposits, $57.6 million in retail certificates of deposits, and $56.4 million in noninterest-bearing deposits, partially offset by decreases of $89.0 million in brokered certificates of deposit and $12.0 million in interest checking, as compared to the first quarter of 2019.

The weighted average cost of deposits for the three-month period ending June 30, 2019 was 0.73%, compared to 0.63% for the three-month period ending March 31, 2019, and 0.50% for the three-month period ending June 30, 2018. The increase in the weighted average cost of deposits in the second quarter of 2019 compared to the prior quarter was primarily driven by higher rates and volume in money market and retail and brokered certificates of deposits as well as lower average noninterest-bearing deposit balances.

	June 30,	March 31,	June 30,
	2019	2019	2018
Deposit Accounts	(dollars in thousands)
Noninterest-bearing checking	$3,480,312	$3,423,893	$2,349,464
Interest-bearing:
Checking	548,314	560,274	342,986
Money market/savings	3,272,511	3,138,875	2,446,849
Retail certificates of deposit	1,065,207	1,007,559	823,425
Wholesale/brokered certificates of deposit	495,578	584,574	345,626
Total interest-bearing	5,381,610	5,291,282	3,958,886
Total deposits	$8,861,922	$8,715,175	$6,308,350

Cost of deposits	0.73%	0.63%	0.50%
Noninterest-bearing deposits as a percentage of total deposits	39%	39%	37%
Non-maturity deposits as a percent of total deposits	82%	82%	81%
Core deposits as a percent of total deposits (1)	89%	88%	89%

(1) Core deposits are all transaction accounts and non-brokered certificates of deposit less than $250,000.

Borrowings

At June 30, 2019, total borrowings amounted to $804.5 million, an increase of $84.5 million, or 11.7%, from March 31, 2019 and an increase of $320.2 million, or 66.1%, from June 30, 2018. Total borrowings for the quarter included $571.6 million of advances from the Federal Home Loan Bank of San Francisco (“FHLB”) and $232.9 million of subordinated debt. In May 2019, the Company issued $125.0 million aggregate principal amount of its 4.875% Fixed-to-Floating Rate Subordinated Notes (the “Notes”) due May 15, 2029. At June 30, 2019, total borrowings represented 6.8% of total assets, compared to 6.2% and 5.9%, as of March 31, 2019 and June 30, 2018, respectively.

On July 8, 2019, the Company used the proceeds from the issuance of the Notes in May 2019 to redeem all $10,310,000 principal amount of Junior Subordinated Deferrable Interest Debentures (the “Subordinated Debentures”) due 2034 issued by PPBI Trust I, a statutory business trust created under the laws of the State of Delaware. The Subordinated Debentures carried an interest rate of three-month LIBOR plus 2.75% per annum, for an effective rate of 5.35% per annum, as of June 30, 2019 and were scheduled to mature on April 6, 2034. The Subordinated Debentures were called at par, plus accrued and unpaid interest, for an aggregate amount of $10,448,000.

Capital Ratios

At June 30, 2019, our ratio of tangible common equity to total assets was 9.96%, compared with 10.32% at March 31, 2019, and 9.91% at June 30, 2018, with a tangible book value per share of $17.92, compared with $17.56 at March 31, 2019 and $16.21 at June 30, 2018.

At June 30, 2019, the Company had a tier 1 leverage ratio of 10.32%, common equity tier 1 capital ratio of 10.82%, tier 1 capital ratio of 11.07% and total capital ratio of 13.54%.

At June 30, 2019, the Bank exceeded all regulatory capital requirements with a tier 1 leverage ratio of 11.66%, common equity tier 1 capital ratio of 12.51%, tier 1 capital ratio of 12.51% and total capital ratio of 12.90%. These capital ratios each exceeded the “well capitalized” standards defined by the federal banking regulators of 5.00% for tier 1 leverage ratio, 6.5% for common equity tier 1 capital ratio, 8.00% for tier 1 capital ratio and 10.00% for total capital ratio.

	June 30,	March 31,	June 30,
Capital Ratios	2019	2019	2018
Pacific Premier Bancorp, Inc. Consolidated
Tier 1 leverage ratio	10.32%	10.69%	10.41%
Common equity tier 1 capital ratio	10.82	11.08	10.80
Tier 1 capital ratio	11.07	11.32	11.09
Total capital ratio	13.54	12.58	12.75
Tangible common equity ratio (1)	9.96	10.32	9.91

Pacific Premier Bank
Tier 1 leverage ratio	11.66%	11.39%	11.31%
Common equity tier 1 capital ratio	12.51	12.07	12.05
Tier 1 capital ratio	12.51	12.07	12.05
Total capital ratio	12.90	12.49	12.53

Share Data
Book value per share	$32.80	$31.97	$27.63
Tangible book value per share (1)	17.92	17.56	16.21
Dividend per share	0.22	0.22	—
Closing stock price (2)	30.88	26.53	38.15
Shares issued and outstanding	60,509,994	62,773,299	46,629,118
Market Capitalization (2)(3)	$1,868,549	$1,665,376	$1,778,901

(1) A reconciliation of the non-U.S. GAAP measures of tangible common equity and tangible book value per share to the U.S. GAAP measures of common stockholders' equity and book value per share is set forth below.

(2) As of the last trading day prior to period end.
(3) Dollars in thousands.

Dividend and Stock Repurchase Program

On July 19, 2019, the Company's Board of Directors declared a $0.22 per share dividend, payable on August 15, 2019 to stockholders of record as of August 2, 2019. During the second quarter of 2019, the Company repurchased 2,219,246 shares of common stock at an average price of $29.70 per share with a total market value of $65.9 million under its stock repurchase program, which authorized the repurchase of up to $100 million of the Company's common stock.

Conference Call and Webcast

The Company will host a conference call at 9:00 a.m. PT / 12:00 p.m. ET on July 23, 2019 to discuss its financial results. Analysts and investors may participate in the question-and-answer session. A live webcast will be available on the Webcasts page of the Company's investor relations website. An archived version of the webcast will be available in the same location shortly after the live call has ended. The conference call can be accessed by telephone at (866) 290-5977 and asking to be joined to the Pacific Premier Bancorp conference call. Additionally, a telephone replay will be made available through July 30, 2019 at (877) 344-7529, conference ID 10132936.

About Pacific Premier Bancorp, Inc.

Pacific Premier Bancorp, Inc. is the holding company for Pacific Premier Bank, one of the largest banks headquartered in Southern California with approximately $11.8 billion in assets. Pacific Premier Bank is a business bank primarily focused on serving small and middle market businesses in the counties of Orange, Los Angeles, Riverside, San Bernardino, San Diego, San Luis Obispo and Santa Barbara, California, as well as markets in the states of Arizona, Nevada and Washington. Through its more than 40 depository branches, Pacific Premier Bank offers a diverse range of lending products including commercial, commercial real estate, construction, and SBA loans, as well as specialty banking products for homeowners' associations and franchise lending nationwide.

FORWARD-LOOKING COMMENTS

The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, plans, strategies and goals, and statements about the Company’s expectations regarding revenue and asset growth, financial performance and profitability, loan and deposit growth, yields and returns, loan diversification and credit management, stockholder value creation, tax rates and the impact of the acquisition of Grandpoint and other acquisitions.

Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following:  the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation/deflation, interest rate, market and monetary fluctuations; the effect of acquisitions we may make, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions, and/or the failure to effectively integrate an acquisition target into our operations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the impact of changes in financial services policies, laws and regulations, including those concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies; the effectiveness of our risk management framework and quantitative models; changes in the level of our nonperforming assets and charge-offs; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the U.S. Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible other-than-temporary impairments of securities held by us; the impact of current governmental efforts to restructure the U.S. financial regulatory system, including any amendments to the Dodd-Frank Wall Street Reform and Consumer Protection Act; changes in consumer spending, borrowing and savings habits; the effects of our lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; our ability to attract deposits and other sources of liquidity; the possibility that we may reduce or discontinue the payments of dividends on common stock; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the United States and abroad; cybersecurity threats and the cost of defending against them, including the costs of compliance with potential legislation to combat cybersecurity at a state, national or global level; unanticipated regulatory or legal proceedings; and our ability to manage the risks involved in the foregoing. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the 2018 Annual Report on Form 10-K of Pacific Premier Bancorp, Inc. filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company undertakes no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Contact:

Pacific Premier Bancorp, Inc.

Steven R. Gardner
Chairman, President and Chief Executive Officer
(949) 864-8000

Ronald J. Nicolas, Jr.
Senior Executive Vice President and Chief Financial Officer
(949) 864-8000

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands)
(Unaudited)
	June 30,	March 31,	December 31,	September 30,	June 30,
ASSETS	2019	2019	2018	2018	2018
Cash and due from banks	$139,879	$122,947	$125,036	$151,983	$96,224
Interest-bearing deposits with financial institutions	235,505	55,435	78,370	111,229	35,244
Cash and cash equivalents	375,384	178,382	203,406	263,212	131,468
Interest-bearing time deposits with financial institutions	2,956	5,896	6,143	6,386	6,633
Investments held-to-maturity, at amortized cost	42,997	43,894	45,210	46,385	31,965
Investment securities available-for-sale, at fair value	1,258,379	1,171,410	1,103,222	1,054,877	874,700
FHLB, FRB and other stock, at cost	92,841	94,751	94,918	98,779	69,663
Loans held for sale, at lower of cost or fair value	8,529	11,671	5,719	52,880	13,879
Loans held for investment	8,771,938	8,865,855	8,836,818	8,759,204	6,277,586
Allowance for loan losses	(35,026)	(37,856)	(36,072)	(33,306)	(31,747)
Loans held for investment, net	8,736,912	8,827,999	8,800,746	8,725,898	6,245,839
Accrued interest receivable	40,420	40,302	37,837	37,683	27,420
Other real estate owned	35	180	147	356	220
Premises and equipment	54,218	61,523	64,691	66,103	54,049
Deferred income taxes, net	2,266	9,275	15,627	26,848	17,183
Bank owned life insurance	112,054	111,400	110,871	110,354	76,937
Intangible assets	91,840	96,120	100,556	105,187	37,938
Goodwill	808,322	808,726	808,726	807,892	494,672
Other assets	156,628	118,966	89,568	101,041	75,565
Total assets	$11,783,781	$11,580,495	$11,487,387	$11,503,881	$8,158,131
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposit accounts:
Noninterest-bearing checking	$3,480,312	$3,423,893	$3,495,737	$3,434,674	$2,349,464
Interest-bearing:
Checking	548,314	560,274	526,088	495,483	342,986
Money market/savings	3,272,511	3,138,875	3,225,849	3,261,544	2,446,849
Retail certificates of deposit	1,065,207	1,007,559	1,009,066	1,045,334	823,425
Wholesale/brokered certificates of deposit	495,578	584,574	401,611	265,110	345,626
Total interest-bearing	5,381,610	5,291,282	5,162,614	5,067,471	3,958,886
Total deposits	8,861,922	8,715,175	8,658,351	8,502,145	6,308,350
FHLB advances and other borrowings	571,575	609,591	667,681	861,972	379,100
Subordinated debentures	232,944	110,381	110,313	110,244	105,253
Accrued expenses and other liabilities	132,884	138,284	81,345	113,143	76,903
Total liabilities	9,799,325	9,573,431	9,517,690	9,587,504	6,869,606
STOCKHOLDERS’ EQUITY:
Common stock	595	617	617	617	459
Additional paid-in capital	1,618,137	1,676,024	1,674,274	1,671,673	1,067,907
Retained earnings	343,366	325,363	300,407	260,764	232,372
Accumulated other comprehensive (loss) income	22,358	5,060	(5,601)	(16,677)	(12,213)
Total stockholders' equity	1,984,456	2,007,064	1,969,697	1,916,377	1,288,525
Total liabilities and stockholders' equity	$11,783,781	$11,580,495	$11,487,387	$11,503,881	$8,158,131

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)
(Unaudited)
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2019	2019	2018	2019	2018
INTEREST INCOME
Loans	$121,860	$121,476	$85,625	$243,336	$169,798
Investment securities and other interest-earning assets	10,554	9,767	7,074	20,321	13,728
Total interest income	132,414	131,243	92,699	263,657	183,526
INTEREST EXPENSE
Deposits	15,991	13,284	7,756	29,275	13,670
FHLB advances and other borrowings	3,083	4,802	2,125	7,885	4,148
Subordinated debentures	2,699	1,751	1,647	4,450	3,256
Total interest expense	21,773	19,837	11,528	41,610	21,074
Net interest income before provision for credit losses	110,641	111,406	81,171	222,047	162,452
Provision for credit losses	334	1,526	1,761	1,860	4,014
Net interest income after provision for credit losses	110,307	109,880	79,410	220,187	158,438
NONINTEREST INCOME
Loan servicing fees	409	398	292	807	637
Service charges on deposit accounts	1,441	1,330	1,057	2,771	2,207
Other service fee income	363	356	169	719	315
Debit card interchange fee income	1,145	1,071	1,090	2,216	2,126
Earnings on BOLI	851	910	617	1,761	1,228
Net gain from sales of loans	902	1,729	3,843	2,631	6,801
Net gain from sales of investment securities	212	427	330	639	336
Other income	1,001	1,460	753	2,461	2,167
Total noninterest income	6,324	7,681	8,151	14,005	15,817
NONINTEREST EXPENSE
Compensation and benefits	33,847	33,388	29,274	67,235	58,147
Premises and occupancy	7,517	7,535	5,045	15,052	9,826
Data processing	3,036	2,930	2,747	5,966	5,449
Other real estate owned operations, net	62	3	2	65	3
FDIC insurance premiums	740	800	581	1,540	1,192
Legal, audit and professional expense	3,545	2,998	1,816	6,543	3,655
Marketing expense	1,425	1,497	1,352	2,922	2,882
Office, telecommunications and postage expense	1,311	1,210	1,115	2,521	2,195
Loan expense	1,005	873	594	1,878	1,185
Deposit expense	3,668	3,583	2,302	7,251	3,978
Merger-related expense	5	655	943	660	1,879
CDI amortization	4,281	4,436	1,996	8,717	4,270
Other expense	3,494	3,669	2,309	7,163	5,223
Total noninterest expense	63,936	63,577	50,076	127,513	99,884
Net income before income taxes	52,695	53,984	37,485	106,679	74,371
Income tax	14,168	15,266	10,182	29,434	19,066
Net income	$38,527	$38,718	$27,303	$77,245	$55,305
EARNINGS PER SHARE
Basic	$0.62	$0.62	$0.59	$1.24	$1.20
Diluted	$0.62	$0.62	$0.58	$1.23	$1.18
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	61,308,046	61,987,605	46,053,077	61,645,940	45,973,727
Diluted	61,661,773	62,285,783	46,702,968	61,980,133	46,678,123

SELECTED FINANCIAL DATA

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES AND YIELD DATA

	Three Months Ended
	June 30, 2019			March 31, 2019			June 30, 2018
	Average Balance	Interest Income/Expense	Average Yield/Cost	Average Balance	Interest Income/Expense	Average Yield/Cost	Average Balance	Interest Income/Expense	Average Yield/Cost
Assets	(dollars in thousands)
Interest-earning assets:
Cash and cash equivalents	$187,963	$435	0.93%	$173,613	$378	0.88%	$146,279	$277	0.76%
Investment securities	1,396,585	10,119	2.90	1,298,476	9,389	2.89	980,334	6,797	2.77
Loans receivable, net (1)(2)	8,779,440	121,860	5.57	8,867,159	121,476	5.56	6,253,987	85,625	5.49
Total interest-earning assets	10,363,988	132,414	5.12	10,339,248	131,243	5.15	7,380,600	92,699	5.04
Noninterest-earning assets	1,221,985			1,224,281			726,922
Total assets	$11,585,973			$11,563,529			$8,107,522
Liabilities and Equity
Interest-bearing deposits:
Interest checking	$543,473	$535	0.39%	$536,117	$474	0.36%	$349,721	$117	0.13%
Money market	2,978,065	7,305	0.98	2,912,819	6,534	0.91	2,185,310	3,943	0.72
Savings	242,483	92	0.15	249,621	86	0.14	219,035	83	0.15
Retail certificates of deposit	1,025,404	4,610	1.80	1,001,344	4,058	1.64	784,902	2,290	1.17
Wholesale/brokered certificates of deposit	555,963	3,449	2.49	373,822	2,132	2.31	349,585	1,323	1.52
Total interest-bearing deposits	5,345,388	15,991	1.20	5,073,723	13,284	1.06	3,888,553	7,756	0.80
FHLB advances and other borrowings	491,706	3,083	2.51	770,331	4,802	2.53	455,488	2,125	1.87
Subordinated debentures	183,639	2,699	5.88	110,340	1,751	6.35	105,218	1,647	6.26
Total borrowings	675,345	5,782	3.43	880,671	6,553	3.02	560,706	3,772	2.70
Total interest-bearing liabilities	6,020,733	21,773	1.45	5,954,394	19,837	1.35	4,449,259	11,528	1.04
Noninterest-bearing deposits	3,426,508			3,480,791			2,310,714
Other liabilities	138,746			136,483			67,617
Total liabilities	9,585,987			9,571,668			6,827,590
Stockholders' equity	1,999,986			1,991,861			1,279,932
Total liabilities and equity	$11,585,973			$11,563,529			$8,107,522
Net interest income		$110,641			$111,406			$81,171
Net interest margin (3)			4.28%			4.37%			4.41%
Cost of deposits			0.73			0.63			0.50
Cost of funds (4)			0.92			0.85			0.68
Ratio of interest-earning assets to interest-bearing liabilities			172.14			173.64			165.88

(1) Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees/costs and discounts/premiums.
(2) Interest income includes net discount accretion of $5.0 million, $3.8 million and $1.9 million, respectively.
(3) Represents annualized net interest income divided by average interest-earning assets.
(4) Represents annualized total interest expense divided by the sum of average total interest-bearing liabilities and noninterest-bearing deposits.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
LOAN PORTFOLIO COMPOSITION

	June 30,	March 31,	December 31,	September 30,	June 30,
	2019	2019	2018	2018	2018
	(dollars in thousands)
Business loans
Commercial and industrial	$1,300,083	$1,336,520	$1,364,423	$1,359,841	$1,102,586
Franchise	860,299	813,057	765,416	735,366	708,957
Commercial owner occupied	1,667,912	1,648,762	1,679,122	1,675,528	1,310,722
SBA	180,363	188,757	193,882	193,487	176,696
Agribusiness	126,857	134,603	138,519	133,241	136,962
Total business loans	4,135,514	4,121,699	4,141,362	4,097,463	3,435,923
Real estate loans
Commercial non-owner occupied	2,121,312	2,124,250	2,003,174	1,931,165	1,219,747
Multi-family	1,520,135	1,511,942	1,535,289	1,554,692	805,494
One-to-four family	248,392	279,467	356,264	376,617	249,495
Construction	505,401	538,197	523,643	504,708	321,423
Farmland	169,724	167,345	150,502	138,479	136,548
Land	40,748	46,848	46,628	49,992	30,246
Total real estate loans	4,605,712	4,668,049	4,615,500	4,555,653	2,762,953
Consumer loans
Consumer loans	40,680	85,302	89,424	114,736	81,973
Gross loans held for investment	8,781,906	8,875,050	8,846,286	8,767,852	6,280,849
Deferred loan origination costs/(fees) and premiums/(discounts), net	(9,968)	(9,195)	(9,468)	(8,648)	(3,263)
Loans held for investment	8,771,938	8,865,855	8,836,818	8,759,204	6,277,586
Allowance for loan losses	(35,026)	(37,856)	(36,072)	(33,306)	(31,747)
Loans held for investment, net	$8,736,912	$8,827,999	$8,800,746	$8,725,898	$6,245,839

Loans held for sale, at lower of cost or fair value	$8,529	$11,671	$5,719	$52,880	$13,879

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
ASSET QUALITY INFORMATION

	June 30,	March 31,	December 31,	September 30,	June 30,
	2019	2019	2018	2018	2018
Asset Quality	(dollars in thousands)
Nonperforming loans	$7,637	$12,858	$4,857	$7,268	$6,039
Other real estate owned	35	180	147	356	220
Other assets owned	—	13	13	129	183
Nonperforming assets	$7,672	$13,051	$5,017	$7,753	$6,442

Allowance for loan losses	$35,026	$37,856	$36,072	$33,306	$31,747
Allowance for loan losses as a percent of total nonperforming loans	459%	294%	743%	458%	526%
Nonperforming loans as a percent of loans held for investment	0.09	0.15	0.05	0.08	0.10
Nonperforming assets as a percent of total assets	0.07	0.11	0.04	0.07	0.08
Net loan charge-offs for the quarter ended	$3,572	$228	$138	$87	$108
Net loan charge-offs for the quarter to average total loans(1)	0.04%	—%	—%	—%	—%
Allowance for loan losses to loans held for investment (2)	0.40%	0.43%	0.41%	0.38%	0.51%
Delinquent Loans
30 - 59 days	$3,416	$2,299	$7,046	$1,977	$3,583
60 - 89 days	801	1,982	1,242	720	1,290
90+ days	9,261	11,481	4,565	5,048	2,574
Total delinquency	$13,478	$15,762	$12,853	$7,745	$7,447
Delinquency as a percent of loans held for investment	0.15%	0.18%	0.15%	0.09%	0.12%

(1) The ratios are less than 0.01% as of March 31, 2019, December 31, 2018, September 30, 2018 and June 30, 2018.
(2) At June 30, 2019, 44% of loans held for investment include a fair value net discount of $52.0 million, or 0.59% of loans held for investment. At March, 2019, 47% of loans held for investment include a fair value net discount of $57.2 million, or 0.65% of loans held for investment. At June, 30, 2018, 40% of loans held for investment include a fair value net discount of $22.2 million, or 0.35% of loans held for investment.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
GAAP RECONCILIATIONS
(dollars in thousands, except per share data)

For periods presented below, return on average tangible common equity is a non-U.S. GAAP financial measure derived from U.S. GAAP-based amounts. We calculate this figure by excluding CDI amortization expense from net income and excluding the average CDI and average goodwill from the average stockholders' equity during the periods indicated. Management believes that the exclusion of such items from this financial measure provides useful information to gain an understanding of the operating results of our core business. However, this non-GAAP financial measure is supplemental and is not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for this adjusted measure, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.

	Three Months Ended
	June 30,	March 31,	June 30,
	2019	2019	2018
Net income	$38,527	$38,718	$27,303
Plus CDI amortization expense	4,281	4,436	1,996
Less CDI amortization expense tax adjustment	1,240	1,288	542
Net income for average tangible common equity	$41,568	$41,866	$28,757

Average stockholders' equity	$1,999,986	$1,991,861	$1,279,932
Less average CDI	94,460	98,984	39,766
Less average goodwill	808,778	808,726	494,070
Average tangible common equity	$1,096,748	$1,084,151	$746,096

Return on average equity	7.71%	7.78%	8.53%
Return on average tangible common equity	15.16%	15.45%	15.42%

Tangible book value per share and tangible common equity to tangible assets (the “tangible common equity ratio”) are non-U.S. GAAP financial measures derived from U.S. GAAP-based amounts. We calculate tangible book value per share by dividing tangible common equity by common shares outstanding, as compared to book value per share, which we calculate by dividing common stockholders' equity by shares outstanding. We calculate the tangible common equity ratio by excluding the balance of intangible assets from common stockholders' equity and dividing by tangible assets. We believe that this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios. Accordingly, we believe that these non-U.S. GAAP financial measures provide information that is important to investors and that is useful in understanding our capital position and ratios. However, these non-U.S. GAAP financial measures are supplemental and are not a substitute for an analysis based on U.S. GAAP measures. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies.

	June 30,	March 31,	December 31,	September 30,	June 30,
	2019	2019	2018	2018	2018
Total stockholders' equity	$1,984,456	$2,007,064	$1,969,697	$1,916,377	$1,288,525
Less intangible assets	900,162	904,846	909,282	913,079	532,610
Tangible common equity	$1,084,294	$1,102,218	$1,060,415	$1,003,298	$755,915

Book value per share	$32.80	$31.97	$31.52	$30.68	$27.63
Less intangible book value per share	14.88	14.41	14.55	14.62	11.42
Tangible book value per share	$17.92	$17.56	$16.97	$16.06	$16.21

Total assets	$11,783,781	$11,580,495	$11,487,387	$11,503,881	$8,158,131
Less intangible assets	900,162	904,846	909,282	913,079	532,610
Tangible assets	$10,883,619	$10,675,649	$10,578,105	$10,590,802	$7,625,521

Tangible common equity ratio	9.96%	10.32%	10.02%	9.47%	9.91%